UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HilleVax, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

75 State Street, Suite 100 - #9995

Boston, MA 02109

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of HilleVax, Inc. The annual meeting will be held on June 7, 2023 at 11:30 a.m., Eastern Time. We will hold our annual meeting solely online via the Internet through a live webcast. We have designed the virtual format for ease of stockholder access and participation. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting online, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting by attending online but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in HilleVax, Inc. are sincerely appreciated.

Sincerely,

Robert Hershberg, M.D., Ph.D.

Chairman, President and Chief Executive Officer

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75 State Street, Suite 100 - #9995

Boston, MA 02109

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

DATE & TIME:	June 7, 2023 at 11:30 a.m., Eastern Time.

PLACE:	This year’s Annual Meeting will be a virtual meeting, which will be conducted only via live webcast. Stockholders will only be able to participate in the Annual Meeting online, vote shares electronically by visiting www.proxydocs.com/HLVX. Instructions on how to attend the Annual Meeting online and vote shares are described in the accompanying Proxy Statement.

ITEMS OF BUSINESS:	(1) To elect two directors to serve as Class I directors for a three-year term to expire at the 2026 annual meeting of stockholders; (2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on April 12, 2023.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD

OF DIRECTORS,

Paul Bavier

General Counsel, Secretary & Chief

Administrative Officer

Boston, Massachusetts

April 28, 2023

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU CHOOSE TO DO SO.

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i

75 State Street, Suite 100 - #9995

Boston, MA 02109

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 7, 2023

The board of directors of HilleVax, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders, including at any adjournments or postponements of the meeting, to be held virtually on June 7, 2023 at 11:30 a.m., Eastern Time.

We have elected to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting. Most of our stockholders will not receive printed copies of our proxy materials unless requested, but instead will receive a notice with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability that is being sent to you.

To attend the annual meeting, you must register at www.proxydocs.com/HLVX by 5:00 p.m. Eastern Time on June 6, 2023. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee as part of the registration process.

On the day of the annual meeting, June 7, 2023, stockholders may begin to log in to the virtual-only annual meeting 15 minutes prior to the annual meeting. The annual meeting will begin promptly at 11:30 a.m., Eastern Time. Should you encounter any difficulties accessing the virtual-only annual meeting platform, including any difficulties voting or submitting questions, we will have technicians ready to assist you. You may call the technical support number that will be posted in your instructional email.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Accordingly, we have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies and we are not required to include a Compensation Discussion and Analysis section in this proxy statement. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 7, 2023:

This proxy statement and our Annual Report on Form 10-K are available electronically at www.sec.gov.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have prepared these proxy materials, including this proxy statement and the related proxy card, because our board of directors is soliciting your proxy to vote at the 2023 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting via live webcast. However, you do not need to attend the meeting to vote your shares. Instead, you may simply submit your proxy via the Internet in accordance with the instructions provided on the Notice of Internet Availability of Proxy Materials or if you elected to receive printed copies of the proxy materials, you may submit your proxy via telephone or by completing, signing and returning the enclosed proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules of the Securities and Exchange Commission (SEC), we use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet.

Stockholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to us associated with the printing and mailing of materials.

We intend to mail the Notice of Internet Availability of Proxy Materials on or before April 28, 2023 to all stockholders of record entitled to vote at the annual meeting. You will need the control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

Why are you holding a virtual meeting instead of a physical meeting?

We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting because our stockholders can participate from any location around the world with Internet access.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox and Chrome) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it.

Only stockholders of record at the close of business on the record date for the 2023 annual meeting, April 12, 2023, are entitled to vote at the annual meeting. At the close of business on this record date, there were 39,200,174 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote your shares by proxy via the Internet by visiting www.proxydocs.com/HLVX, by telephone or by mail. You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if applicable). Whether or not you plan to participate in the virtual annual meeting, we encourage you to vote by proxy via the Internet, by telephone or by mail, as instructed below to ensure your vote is counted.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the virtual annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting, but you will need the control number provided on the voting instructions that accompanied your proxy materials from your broker, bank or other agent.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: To elect two directors to serve as Class I directors for a three-year term.

Proposal 2: To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.

How many votes do I have?

Each share of our common stock that you own as of April 12, 2023, entitles you to one vote.

How do I vote?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, you may vote “For,” “Against” or “Abstain” from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy prior to the virtual annual meeting to ensure that your vote is counted.

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Via the Internet: You may vote at www.proxypush.com/HLVX, 24 hours a day, seven days a week, by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Votes submitted via the Internet must be received by the time of the annual meeting, 11:30 a.m., Eastern Time, on June 7, 2023.

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By Telephone: If you request printed copies of the proxy materials by mail, you may vote using a touch-tone telephone by calling 855-635-6593, 24 hours a day, seven days a week. Have your proxy card available when you call and use the control number shown on your Notice of Internet Availability or your proxy card (if applicable). Votes submitted by telephone must be received by the time of the annual meeting, 11:30 a.m., Eastern Time, on June 7, 2023.

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By Mail: If you request printed copies of the proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed.

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At the Virtual Annual Meeting: You may still attend the virtual annual meeting and vote during the meeting even if you have already voted by proxy. To vote during the meeting visit www.proxydocs.com/HLVX on the day of the meeting; you will need the control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions from that organization rather than directly from us. Please check with your bank, broker, or other agent and follow the voting instructions they provide to vote your shares. Generally, you have three options for returning your proxy.

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By Method Listed on Voting Instruction Card: Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank, broker or other agent does not offer Internet or telephone voting information, please follow the other voting instructions they provide to vote your shares.

•	By Mail: You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

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At the Virtual Annual Meeting: If you want to vote virtually during the Annual Meeting, you must register in advance at www.proxydocs.com/HLVX by 5:00 p.m. Eastern Time on June 6, 2023. You will be instructed how to obtain a legal proxy from your broker, bank, or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date,

•	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the annual meeting will be counted), or

•

you may notify our corporate secretary, Paul Bavier, at 75 State Street, Suite 100—#9995, Boston, Massachusetts 02109, in writing before the annual meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote during the virtual annual meeting.

What constitutes a quorum?

The presence at the annual meeting, by virtual attendance or by proxy, of holders representing a majority of our outstanding common stock as of April 12, 2023, or approximately 39,200,174 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The two nominees who receive the most “For” votes (among votes properly cast at the annual meeting or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP must receive “For” votes from the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal. Only votes “For” or “Against” will affect the outcome.

Voting results will be tabulated and certified by the inspector of election appointed for the annual meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the board of directors, then your shares will be voted at the annual meeting in accordance with the board of director’s recommendation on all matters presented for a vote at the annual meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with the board of director’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the effect of withheld votes, abstentions and broker non-votes?

Shares of common stock held by persons attending the virtual annual meeting but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. The election of directors is determined by a plurality of votes cast, so a “Withhold” vote will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a broker non-vote will be counted as present for purposes of determining whether a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, which is considered a non-routine matter, broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

How does the Board recommend that I vote?

The board of directors recommends that you vote:

•	“For” each of the nominees for election as director; and

•	“For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

If you vote via the Internet, by telephone, or sign and return the proxy card by mail but do not make specific choices, your shares, as permitted, will be voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will not pay our directors, officers and other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2024 annual meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2022 that we filed with the SEC on March 17, 2023, we will send you one without charge. Please write to:

HilleVax, Inc.

75 State Street, Suite 100 - #9995

Boston, MA 02109

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors & Media—Financials Information—SEC” section of our website at www.hillevax.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until the third annual meeting following election and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. As detailed below, the composition of our board of directors is as follows: Class I consists of Shelley Chu, M.D., Ph.D. and Julie Gerberding, M.D., M.P.H.; Class II consists of Gary Dubin, M.D., Patrick Heron and Jaime Sepulveda, M.D., D.Sc., M.P.H.; and Class III consists of Robert Hershberg, M.D., Ph.D., Jeryl Hilleman, and Aditya Kohli, Ph.D. Susan Silbermann, a former member of our board of directors, resigned in April 2023 because she received and accepted a new position of employment that rendered her unavailable to fulfill her responsibilities as a director for the remainder of her term. In connection with the resignation, our board of directors reduced the size of the board to eight members.

At this meeting, two nominees for director are to be elected as Class I directors for a three-year term expiring at our 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The nominees, who were recommended for nomination by the nominating and corporate governance committee of our board of directors, are Shelley Chu, M.D., Ph.D. and Julie Gerberding, M.D., M.P.H. The Class II directors have one year remaining on their terms of office and the Class III directors have two years remaining on their terms of office.

If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Chu and Dr. Gerberding, or if either Dr. Chu or Dr. Gerberding is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Each of Dr. Chu and Dr. Gerberding is currently a member of our board of directors.

All of our directors bring to the board of directors’ significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or private equity and venture capital firms. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2026 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with HilleVax, Inc.
Shelley Chu, M.D., Ph.D.	53	Director
Julie Gerberding, M.D., M.P.H.	68	Director

Shelley Chu, M.D., Ph.D. has served on our board of directors since August 2021. Since November 2020, Dr. Chu has served as a partner of Lightspeed Venture Partners. Prior to Lightspeed, Dr. Chu served as Senior Director, R&D Strategy at Gilead from 2012 to 2015, where she led R&D strategy across all therapeutic areas and business development in immuno-oncology and HBV. She has served on the board of directors of several private companies, including Phathom Pharmaceuticals, Inc., Enlaza Therapeutics, Inc., Abata Therapeutics, Inc.,

3T Biosciences, Inc., Medikine, Inc., Adanate, Inc., Scorpion Therapeutics, Inc., Tizona Therapeutics, Inc. (acquired by Gilead Sciences), Trishula Therapeutics, Inc. (partnered with AbbVie), SFJ Pharmaceuticals, Inc., IFM Therapeutics, Inc. (acquired by Bristol Myers Squibb), IFM Tre (acquired by Novartis), IFM Due (partnered with Novartis), IFM Quattro, Q32 Bio Inc., and Venatorx Pharmaceuticals, Inc. Dr. Chu holds an M.D. and a Ph.D. in Biochemistry and Biophysics from the University of California at San Francisco and a B.A. in Molecular Biology from Princeton University, where she serves as Co-Chair for Princeton ASC. She is also a member of the Scientific Advisory Board for BioCentury. Dr. Chu’s investment experience in the biopharmaceutical industry as well as her experience on numerous public and private company boards of directors contributed to our board of directors’ conclusion that she should serve as a director of our company.

Julie Gerberding, M.D., M.P.H. has served as a member of our board of directors since April 2021. Since May 2022, Dr. Gerberding has served as Chief Executive Officer of the Foundation for the National Institutes of Health. From December 2014 to May 2022, Dr. Gerberding served as Executive Vice President and Chief Patient Officer at Merck & Co., Inc., where she is responsible for patient engagement, corporate social responsibility, ESG, and other functions. Formerly, Dr. Gerberding oversaw the communications and global public policy functions. She joined Merck in 2010 as president of vaccines and was instrumental in increasing access to the company’s vaccines to people around the world. Previously, Dr. Gerberding was Director of the CDC, where she led the agency through SARS and over 40 emergency responses to public health crises. She serves on the boards of Summerbio and AfterNext HealthTech. She also co-chairs the CSIS Commission on Strengthening America’s Health Security. Dr. Gerberding holds a B.A. in Chemistry/Biology and an M.D. from Case Western Reserve University and an M.P.H. from the University of California, Berkeley. She completed her internship and residency in Internal Medicine and fellowship in Clinical Pharmacology and Infectious Diseases at the University of California, San Francisco, where she is currently an Adjunct Associate Professor of Medicine. Dr. Gerberding’s experience as an executive officer of a pharmaceutical company and experience on various boards of directors contributed to our board of directors’ conclusion that she should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2024 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with HilleVax, Inc.
Gary Dubin, M.D.	66	Director
Patrick Heron	52	Director
Jaime Sepulveda, M.D., D.Sc., M.P.H.	69	Director

Gary Dubin, M.D., has served on our board of directors since March 2022. Since February 2022, Dr. Dubin has served as President of the Vaccine Business Unit at Takeda Pharmaceuticals. Prior to that, he served as Senior Vice President and Head of the Global Medical Office in the Vaccine Business Unit since September 2015. Prior to Takeda, from 2010 to 2015, Dr. Dubin served as VP and Head, Late Clinical Development at GlaxoSmithKline Vaccines, where he was responsible for the clinical development and licensure of a broad range of vaccines addressing important unmet medical needs. He also supported Medical Affairs activities for these development programs and served as a core member of all major medical governance committees at GlaxoSmithKline, including their Vaccines Medical Governance Board and the Vaccines Safety Board. Dr Dubin holds a medical degree from the University of Pennsylvania and completed his Adult Internal Medicine residence training at the University of Colorado. He completed a fellowship in Clinical Infectious Disease and a postdoctoral research fellowship in Molecular Virology at the University of Pennsylvania. Prior to joining GlaxoSmithKline, Dr Dubin served as Assistant Professor of Medicine in the Infectious Disease Division at the University of Pennsylvania. Dr. Dubin’s extensive experience as an officer of vaccine companies and his knowledge of our company contributed to our board of directors’ conclusion that he should serve as a director of our company.

Patrick Heron has served as a member of our board of directors since March 2020. Mr. Heron has served as Managing General Partner of Frazier Healthcare Partners since 1999. Prior to that, Mr. Heron helped develop McKinsey & Company’s west coast biotechnology consulting practice. Mr. Heron has served on the boards of directors of publicly-traded biopharmaceutical companies Arcutis Biotherapeutics, Inc. since April 2017 and Mirum Pharmaceuticals, Inc. since November 2018, as well as several private companies. Mr. Heron holds a B.A. in Political Science from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School. Mr. Heron’s investment experience in the biopharmaceutical industry as well as his experience on numerous public and private company boards of directors contributed to our board of directors’ conclusion that he should serve as a director of our company.

Jaime Sepulveda, M.D., D.Sc., M.P.H. has served as a member of our board of directors since February 2021. Since September 2011, Dr. Sepulveda, the Haile T. Debas Distinguished Professor of Global Health, has served as Executive Director of the UCSF Institute for Global Health Sciences. Prior to UCSF, he was a member of the Foundation Leadership Team at the Bill & Melinda Gates Foundation where he served as Director of Integrated Health Solutions, Director of Special Initiatives, and Senior Fellow in the Global Health Program from March 2007 to August 2011. During this time, Dr. Sepulveda also first served as a member of the board of directors of Gavi, and later was elected as executive committee Chair and board Vice Chair of Gavi, the Vaccine Alliance. Previously, he served in the government of Mexico from April 1985 to November 2006, as Chief Epidemiologist, Director General of the National Institutes of Health, and Vice Minister of Health. Dr. Sepulveda holds an M.S. in Public Health, a M.S. in Tropical Medicine and a Ph.D. from Harvard University. He received the Harvard Alumni Award of Merit and was elected to serve (2002-2008) at the Harvard Board of Overseers. He is also an elected member of the National Academy of Medicine and the American Academy of Arts and Sciences. Dr. Sepulveda’s extensive experience as a professor in global health sciences and his understanding of our business contributed to our board of directors’ conclusion that he should serve as a director of our company.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2025 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with HilleVax, Inc.
Robert Hershberg, M.D., Ph.D.	59	Chairman, President and Chief Executive Officer
Jeryl Hilleman	65	Director
Aditya Kohli, Ph.D.	35	Chief Operating Officer and Director

Robert M. Hershberg, M.D., Ph.D. is our co-founder and has served as our President and Chief Executive Officer and on our board of directors since March 2020. Since March 2020, Dr. Hershberg has been a Venture Partner at Frazier Healthcare Partners, a venture capital firm focused exclusively on biotechnology investments. From March 2017 until the acquisition of Celgene by Bristol-Myers Squibb in November 2019, Dr. Hershberg served as Executive Vice President of Business Development and Global Alliances of Celgene Corporation, a publicly traded biopharmaceutical company, where he was a member of the Executive Committee and was responsible for all business development related activities across the company and management of business alliances. From January 2016 to March 2017, Dr. Hershberg served as the Chief Scientific Officer, where he was responsible for overseeing Celgene’s scientific platforms, discovery capabilities and early clinical development, and from July 2014 to January 2016, he served as Senior Vice-President of Immuno-Oncology at Celgene, where he led Celgene’s research and early development efforts across its immuno-oncology portfolio. From 2011 to 2017, Dr. Hershberg was President and Chief Executive Officer of VentiRx Pharmaceuticals, a clinical stage biopharmaceutical company, which he co-founded in 2006; from 2006 to 2011 he also served as its Executive Vice President and Chief Medical Officer. Prior to co-founding VentiRx, Dr. Hershberg served as Senior Vice President and Chief Medical Officer at Dendreon Corporation, a biotechnology company, where he led the clinical, regulatory and biometrics groups, focusing on the development of Provenge® in metastatic prostate cancer. From 2001 to 2003, Dr. Hershberg was the Vice President of Medical Genetics at Corixa, a

pharmaceutical company (acquired by GlaxoSmithKline in 2005). Earlier in his career, Dr. Hershberg served as an Assistant Professor at Harvard Medical School and an Associate Physician at the Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Hershberg holds a clinical faculty position at the University of Washington School of Medicine and is a member of the scientific advisory board of the Institute for Protein Design at the University of Washington. He has served as an independent member of the board of directors of Adaptive Biotechnologies Corporation since February 2013, Fate Therapeutics, Inc. since April 2019, NanoString Technologies, Inc. since March 2015, Recursion Pharmaceuticals since June 2019, and Silverback Therapeutics since April 2017. He holds a B.S. in Molecular Biology and M.D. from UCLA, and a Ph.D. in Biology from the Salk Institute. Dr. Hershberg’s extensive experience as a senior executive officer at multiple biotechnology companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Jeryl Hilleman has served as a member of our board of directors since April 2021. Ms. Hilleman brings extensive experience in life sciences and served as a public company CFO for close to 20 years. From June 2014 to November 2019, Ms. Hilleman served as the Chief Financial Officer for Intersect ENT, Inc., a publicly-traded commercial drug delivery company focusing on patients with ear, nose and throat conditions. Prior to Intersect, Ms. Hilleman served as Chief Financial Officer of public companies Ocera Therapeutics, Inc. a biotechnology company, Amyris, Inc., a renewable products company, and Symyx Technologies, Inc., a discovery automation company, where her responsibilities included financial and accounting operations. In addition to HilleVax, Ms. Hilleman currently serves on the board of directors of public companies NovoCure Limited, since July 2019, Minerva Neurosciences, Inc., since July 2019 and SI-Bone, Inc., since December 2019. Previously, Ms. Hilleman served on the board of directors of Xenoport, Inc., from January 2005 through its acquisition in 2016 and of Talis Biosciences, from February 2021 to June 2022. Ms. Hilleman received a B.A. in History from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Hilleman’s financial experience, experience with biotechnology companies and her knowledge of our company contributed to our board of directors’ conclusion that she should serve as a director of our company.

Aditya Kohli, Ph.D. is our co-founder and has served as our Chief Operating Officer since February 2021 and on our board of directors since December 2021. Since January 2021, Dr. Kohli has served as Venture Partner of Frazier Healthcare Partners, where he focuses on company creation. In addition to HilleVax, he has co-founded Scout Bio, Passage Bio, Inc. (NASDAQ: PASG) and Phathom Pharmaceuticals, Inc. (NASDAQ:PHAT). From March 2021 to present, Dr. Kohli has served as a strategic advisor to Phathom Pharmaceuticals, Inc. From March 2019 to March 2021, Dr. Kohli served as the Chief Business Officer of Phathom Pharmaceuticals. From September 2016 to December 2020, Dr. Kohli served in roles of increasing responsibility at Frazier Healthcare Partners. Dr. Kohli has served on the board of directors of Scout Bio since April 2019. Prior to joining Frazier Healthcare Partners, Dr. Kohli worked at McKinsey & Company as an Engagement Manager from June 2016 until September 2016 and as an Associate from September 2014 until May 2016, where he led engagements advising global biopharmaceutical companies on business development, research and development, and marketing and sales strategy. Dr. Kohli received his Ph.D. from the UC Berkeley and UC San Francisco joint graduate program in bioengineering and holds B.S. and M.Eng. degrees in biological engineering from the Massachusetts Institute of Technology. Dr. Kohli’s knowledge of our business and significant experience as a biopharmaceutical executive contributed to our board of directors’ conclusion that he should serve as a director of our company.

Director Independence

Our board of directors currently consists of eight members. Our board of directors has determined that all of our directors, other than Dr. Hershberg, Dr. Kohli and Dr. Dubin, are independent directors in accordance with the listing requirements of the Nasdaq Global Select Market (Nasdaq). The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

Our board of directors is currently chaired by Dr. Hershberg, who also serves as our Chief Executive Officer. Our board of directors has determined that having an employee director serve as Chairman is in the best interest of our stockholders at this time because combining the roles allows one person to drive strategy and agenda-setting at the board level, as well as maintaining responsibility for executing on that strategy. Although we do not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors, our board of directors believes that having the positions combined is the appropriate leadership structure for us at this time. We have a governance structure in place, including independent directors, designed to ensure the powers and duties of the dual role are handled responsibly. Our board of directors recognizes that, depending on the circumstances, other leadership models, such as separating the roles of Chief Executive Officer and Chairman, might be appropriate. Accordingly, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board of directors to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention, cybersecurity, and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee manages risks associated with the independence of the board of directors, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

Board of Directors Meetings

Our board of directors met five times during fiscal year 2022. In that year, each director attended at least 75% of the total number of meetings of the board of directors and each committee of the board of directors on which such director served during the period in which he or she served as a director.

Board Committees and Independence

Our board of directors has established three standing committees—audit, compensation and nominating and corporate governance – each of which operates under a charter that has been approved by our board of directors.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing and approving on a periodic basis, or as appropriate, any investment policy and recommending to our board of directors any changes to such investment policy;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report from the committee that the SEC requires in our annual proxy statement;

•	receiving periodic updates from management on our policies, processes, procedures and any significant developments related to the identification, mitigation and remediation of cybersecurity risks;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are Dr. Chu, Mr. Heron and Ms. Hilleman. Ms. Hilleman serves as the chairperson of the committee. The audit committee met four times during fiscal year 2022. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Hilleman is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations. Our board of directors has determined each of Dr. Chu, Mr. Heron and Ms. Hilleman is independent under the applicable rules of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, which the audit committee reviews and evaluates annually.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee approves policies relating to compensation and benefits of our officers and employees. The compensation committee approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also approves the issuance of equity awards under our equity plan. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Dr. Chu, Dr. Gerberding and Ms. Hilleman. The compensation committee met seven times during fiscal year 2022. Dr. Gerberding serves as the chairperson of the committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). The compensation committee operates under a written charter, which the compensation committee reviews and evaluates periodically.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting our board of directors in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our board of directors and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting and making recommendations to our board of directors concerning governance matters and oversight of the evaluation of our board of directors.

The members of our nominating and corporate governance committee are Dr. Gerberding, Mr. Heron and Dr. Sepulveda. Mr. Heron serves as chairperson of the committee. The nominating and corporate governance committee met two times during fiscal year 2022. Our board has determined that each member of our nominating and corporate governance committee is independent under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter, which the nominating and corporate governance committee reviews and evaluates periodically.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards and the matters listed in Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2023.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jeryl Hilleman (chairperson)

Shelley Chu, M.D., Ph.D.

Patrick Heron

Compensation Committee Interlocks and Insider Participation

Ms. Hilleman (chairperson), Mr. Heron, and Ms. Silbermann served on our compensation committee during the 2022 fiscal year. None of the members of our compensation committee during the 2022 fiscal year has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Nomination Process

Director Qualifications

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience as a board member or executive officer of another publicly-held company;

•	strong leadership skills;

•	experience in finance and accounting and/or executive compensation practices;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other members of our board of directors;

•	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

•	relevant professional and academic expertise relevant to our business industry; and

•	whether the candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under Nasdaq qualification standards. The nominating and corporate governance committee also believes it is appropriate for our Chief Executive Officer to serve as Chairman of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election or if the board of directors decides to expand the size of the board, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating and corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating and corporate governance committee may also review the composition and qualification of the boards of directors of our competitors and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. Historically, the nominating and corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by members of our board of directors, management or other parties are evaluated.

Under our amended and restated bylaws, a stockholder wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and include the candidate in our proxy statement for the 2024 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Board Diversity Matrix

The following Board Diversity Matrix presents our board of directors diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 1, 2023)
Total Number of Directors	9

	Female	Male
Part I: Gender Identity
Directors	4	5
Part II: Demographic Background
Asian	1	1
Hispanic of Latinx		1
White	3	3
LGBTQ+	1	0

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend the meeting.

Communications with our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary and Chairman of the board of directors consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the board of directors should address such communications to the board of directors in writing to HilleVax, Inc., Attn: Corporate Secretary, 75 State Street, Suite 100 - #9995, Boston, Massachusetts 02109.

Corporate Governance

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics, as well as our corporate governance guidelines, audit committee charter, compensation committee charter and nominating and corporate governance committee charter, are available free of charge under the Corporate Governance section of our website at www.hillevax.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to HilleVax, Inc., 75 State Street, Suite 100 - #9995, Boston, Massachusetts 02109.

Prohibition Against Pledging and Hedging

We maintain an insider trading compliance policy that prohibits our officers, directors and employees pledging our stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of our stock, short sales of our stock, and any transactions in puts, calls or other derivative securities involving our stock.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, directors shall be elected by a plurality of votes cast, meaning that the two nominees receiving the highest number of shares voted “For” their election will be elected to our board of directors. Votes withheld from any nominee, abstention and broker non-votes will be counted only for purposes of determining a quorum and are not considered votes cast for the foregoing purpose. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF SHELLEY CHU, M.D., PH.D. AND JULIE GERBERDING, M.D., M.P.H. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2023 and our board of directors has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2020. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2022 and 2021, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2022	2021
	(in thousands)
Audit Fees (1)	$1,093	$870
All Other Fees	—	—

Total	$1,093	$870

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, quarterly reviews of our financial statements and the issuance of consents and comfort letters in connection with registration statements, including the filing of our registration statement on Form S-1 for our initial public offering.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2022. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the selection of Ernst & Young LLP, meaning the number of shares voted “For” the proposal must exceed the number of shares voted “Against” the proposal. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 12, 2023 by:

•	each of our named executive officers;

•	each of our directors;

•	all directors and executive officers as a group; and

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 39,200,174 shares of common stock outstanding on April 12, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 12, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o HilleVax, Inc., 75 State Street, Suite 100 - #9995, Boston, Massachusetts 02109. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders
Entities affiliated with Frazier Life Sciences (1)	9,637,232	24.6%
Takeda Vaccines, Inc. (2)	6,724,000	17.2%
Entities affiliated with Deerfield Management Company (3)	2,694,101	6.9%
Named Executive Officers and Directors
Robert Hershberg, M.D., Ph.D. (4)	777,462	2.0%
Aditya Kohli, Ph.D. (5)	736,278	1.9%
David Socks (6)	769,055	2.0%
Shelley Chu, M.D., Ph.D.	—	*
Gary Dubin, M.S.	—	*
Julie Gerberding, M.D., M.P.H. (7)	42,025	*
Patrick Heron (1)	9,637,232	24.6%
Jeryl Hilleman (8)	42,025	*
Jaime Sepulveda, M.D., D.Sc., M.P.H. (9)	42,025	*
All current directors and executive officers as a group (10 persons) (10)	11,486,295	29.3%

*	Less than 1%.
(1)

The amount shown and the following information are derived from the Schedule 13D/A filed by Frazier Life Sciences X, L.P. (FLS X) and Frazier Life Sciences Public Fund, L.P. (FLSPF) on September 8, 2022. 8,535,337 shares are held directly by FLS X. The general partner of FLS X is FHMLS X, L.P., and the general partner of FHMLS X, L.P. is FHMLS X, L.L.C. James Topper, M.D., Ph.D., and Patrick Heron are the sole managing members of FHMLS X, L.L.C. and share voting and investment power of the securities held by FLS X. Dr. Topper and Mr. Heron disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. 1,101,895 shares are held directly by FLSPF. The general partner of FLSPF is FHMLSP, L.P., and the general partner of FHMLSP, L.P. is FHMLSP, L.L.C. Dr, Topper, Mr. Heron, Albert Cha and James Brush are the sole managing members of FHMLSP, L.L.C. and share voting and investment power of the securities held by FLSPF. Dr. Topper, Mr. Heron, Mr. Cha and Mr. Brush disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein The address for FLS X and FLSPF is 601 Union Street, Suite 3200, Seattle, WA 98101.
(2)

The amount shown and the following information are derived from the Schedule 13D filed by Takeda Vaccines, Inc. and Takeda Pharmaceutical Company Limited on May 9, 2022. Takeda Vaccines, Inc. is a wholly owned subsidiary of Takeda Pharmaceutical Company Limited, which is a widely held public company with securities listed on the New York Stock Exchange. Voting and investment discretion with regard to these securities is ultimately controlled by the fifteen member board of directors of Takeda Pharmaceutical Company Limited, which presently consists of Christophe Weber, Masato Iwasaki, Ph.D., Andrew S. Plump, M.D., Ph.D., Costa Saroukos, Olivier Bohuon, Jean-Luc Butel, Ian Clark, Yoshiaki Fujimori, Steven Gillis, Koji Hatsukawa, Emiko Higashi, Michel Orsinger, Masami Iijima, John Maraganore and Kimberly A. Reed. The address for Takeda Vaccines, Inc. is 75 Sidney Street, Cambridge, Massachusetts 02139 and the address of Takeda Pharmaceutical Company Limited is 1-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo, 103-8668, Japan.

(3)

The amount shown and the following information are derived from Schedule 13G/A filed by James E. Flynn, Deerfield Mgmt, L.P., Deerfield Mgmt V, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P. on February 10, 2023. Consists of (i) 811,447 shares of Common Stock held directly by Deerfield Partners, L.P. and (ii) 1,882,654 shares of Common Stock held directly by Deerfield Private Design Fund V, L.P. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Mgmt V, L.P. is the general partner of Deerfield Private Design Fund V, L.P. Deerfield Management Company, L.P. is the investment advisor to each of Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P. James E. Flynn controls the ultimate voting and investment decision of the securities held by each of Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P. As a result, each of the foregoing individual and entities may be deemed to beneficially own the securities reported herein The address for James E. Flynn, Deerfield Mgmt, L.P., Deerfield Mgmt V, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P. and Deerfield Private Design Fund V, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(4)	Includes 242,957 shares subject to repurchase by us within 60 days after April 12, 2023.
(5)	Includes 242,957 shares subject to repurchase by us within 60 days after April 12, 2023.
(6)

Consists of (i) 510,183 shares of common stock held in the David A. Socks 2013 Revocable Trust of which Mr. Socks is a trustee, and (ii) 258,872 shares of common stock held by family trusts for which Mr. Socks is a trustee. Includes 242,957 shares subject to repurchase by us within 60 days after April 12, 2023.

(7)	Includes 20,138 shares subject to repurchase by us within 60 days after April 12, 2023.
(8)	Includes 20,138 shares subject to repurchase by us within 60 days after April 12, 2023.
(9)	Includes 17,511 shares subject to repurchase by us within 60 days after April 12, 2023.
(10)

Includes the shares described in footnotes 4 through 10, besides footnote 6, above. Also includes 899 shares held by Shane Maltbie, our Chief Financial Officer, and 39,923 shares of common stock underlying options held by Mr. Maltbie that are exercisable as of April 12, 2023 or that will become exercisable within 60 days after such date, and 168,426 shares held by Astrid Borkowski, M.D., Ph.D., our Chief Medical Officer. Includes 624,249 shares subject to repurchase by us within 60 days after April 12, 2023.

EXECUTIVE OFFICERS

Our Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of April 1, 2023.

Name	Age	Position
Executive Officers
Robert Hershberg, M.D., Ph.D.	60	Chairman, President and Chief Executive Officer
Astrid Borkowski, M.D., Ph.D.	53	Chief Medical Officer
Aditya Kohli, Ph.D.	35	Chief Operating Officer and Director
Shane Maltbie	41	Chief Financial Officer

Executive Officers

The biographies of Robert Hershberg, M.D., Ph.D. and Aditya Kohli, Ph.D. can be found under “Proposal 1—Election of Directors.”

Astrid Borkowski, M.D., Ph.D. has served as our Chief Medical Officer since March 2021. Dr. Borkowski has more than 20 years of experience in vaccine development, spanning all development phases, global filing, approval and post marketing stages, as well as medical affairs for pre- and post-marketing activities. Prior to HilleVax, Dr. Borkowski served as Vice President, Head of Clinical Development at Takeda Pharmaceuticals’ Vaccine Business Unit, where she oversaw the clinical development of vaccine assets, including HIL-214, from October 2012 to April 2021. Prior to joining Takeda Pharmaceuticals, Dr. Borkowski was Chief Medical Officer responsible for the European Region and later led early viral and bacterial vaccine development at Novartis Vaccines from January 2007 to September 2012. Prior to Novartis Vaccines, she was responsible for the pandemic influenza vaccine clinical development at GSK, and worked on meningococcal and seasonal influenza vaccine development during her time at Chiron Vaccines. Dr. Borkowski completed her Medical Degree at the Humboldt University in Berlin, Germany, from which she also received her Ph.D. in Immunology. She trained in internal medicine/rheumatology before completing her postdoctoral studies at the Mayo Clinic, Rochester, MN.

Shane Maltbie has served as our Chief Financial Officer since January 2023. Previously, Mr. Maltbie served as our Vice President of Finance since December 2021. Mr. Maltbie has two decades of experience in finance operations, including building and leading multiple finance organizations. Mr. Maltbie has been influential in raising over $700 million in capital for various life sciences companies through debt and equity financing. Prior to joining HilleVax, Mr. Maltbie was the Vice President of Finance at TScan Therapeutics, Inc. (Nasdaq: TCRX) from December 2019 to December 2021 and, prior to that, the Corporate Controller and Vice President of Finance at Axcella Health Inc. (Nasdaq: AXLA) from October 2015 to November 2019, where he was instrumental at both companies in building the finance and accounting organizations and executing their initial public offerings. Prior to Axcella, Mr. Maltbie was the Director of Technical Accounting at Parexel from September 2013 to October 2015. Mr. Maltbie started his career at Deloitte & Touche LLP in the audit practice where he served a variety of large multinational companies for almost a decade. Mr. Maltbie is a certified public accountant in the Commonwealth of Massachusetts (inactive license). He received his B.S. in Accounting and Business Management from Hartwick College and his MSA from Northeastern University.

EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our named executive officers who are named in the “Summary compensation table” below.

For 2022, our “named executive officers” were Robert Hershberg, M.D., Ph.D, our Chairman, President and Chief Executive Officer, Aditya Kohli, Ph.D., our Chief Operating Officer, and David Socks, our Chief Business Officer and former Chief Financial Officer.

Effective as of January 6, 2023, Mr. Socks resigned from his position as our Chief Financial Officer and continues to remain in service as our Chief Business Officer. In connection with Mr. Socks’s resignation as our Chief Financial Officer, Shane Maltbie, our Vice President, Finance, was appointed to serve as the Company’s Chief Financial Officer and Treasurer.

Summary compensation table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our named executive officers for services rendered during the years ended December 31, 2022 and December 31, 2021.

Name and principal position	Year	Salary($)	Bonus($)(1)	Stock awards($)		All other compensation($)(2)	Total($)
Robert Hershberg, M.D., Ph.D.	2022	600,000	399,600	—		17,128	1,016,728
Chairman, President and Chief Executive Officer	2021	466,667	140,000	—		4,533	611,200
Aditya Kohli, Ph.D.	2022	490,000	271,950	—		20,487	782,437
Chief Operating Officer	2021	386,667	140,000	490	(3)	14,697	541,854
David Socks	2022	450,000	224,775	—		34,811	709,586
Chief Business Officer and former Chief Financial Officer	2021	366,667	140,000	—		21,690	528,357

(1)	Amounts reflect the annual bonus earned by each executive in 2021 and 2022, which were paid in January 2022 and February 2023, respectively.
(2)

For 2022, amounts reflect (i) $16,483, $20,352 and $34,586 in company-paid health and welfare insurance premium payments for Drs. Hershberg and Kohli and Mr. Socks, respectively, and (ii) $645, $135, and $225 in company-paid group term life premiums for Drs. Hershberg and Kohli and Mr. Socks, respectively. For 2021, amounts reflect (i) $4,483, $14,547 and $21,540 in company-paid health and welfare insurance premium payments for Drs. Hershberg and Kohli and Mr. Socks, respectively, and (ii) $50, $150, and $150 in company-paid group term life premiums for Drs. Hershberg and Kohli and Mr. Socks, respectively.

(3)

This column reflects the aggregate grant-date fair value of a restricted stock award granted to Dr. Kohli in 2021 computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 9 to our 2022 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 and filed on March 17, 2023. These amounts do not reflect the actual economic value that will be realized by the executive upon the vesting of the restricted stock awards or the sale of the Common Stock underlying such awards.

Narrative disclosure to summary compensation table

Annual base salary

The compensation of our executive officers is generally determined and approved at the time of their commencement of employment or service by our board of directors or the compensation committee.

In connection with the Company’s initial public offering in April 2022, the base salaries for each of Drs. Hershberg and Kohli and Mr. Socks were increased from $400,000 to $600,000, $490,000 and $450,000, respectively, effective as of the date of the initial public offering.

On January 6, 2023, Drs. Hershberg and Kohli and Mr. Socks entered into amended and restated employment letters with the Company, pursuant to which each of their base salaries was increased to $635,000, $500,000 and $477,000 respectively, effective January 1, 2023.

Bonus compensation

From time to time our board of directors or compensation committee may approve bonuses for our executive officers based on individual performance, company performance or as otherwise determined appropriate.

For 2022, Drs. Hershberg and Kohli and Mr. Socks were each eligible to receive a target annual bonus equal to 35% of their respective annual base salaries. In connection with the Company’s initial public offering in April 2022, the target annual bonus amount for each of Drs. Hershberg and Kohli and Mr. Socks was increased to 60%, 50% and 45%, respectively. Actual amounts paid to each executive for 2022 ($399,600 for Dr. Hershberg, $271,950 for Dr. Kohli and $224,775 for Mr. Socks) are set forth in the “Bonus” column of the “Summary compensation table” above.

Equity-based incentive awards

None of our executive officers received equity-based incentive awards during the year ended December 31, 2022.

Employment letters with our executive officers

Each of our executive officers’ employment is “at will” and may be terminated at any time, subject to our contractual obligations to them as described below.

Amended and restated employment letter with Dr. Hershberg

We have entered into an amended and restated employment letter with Dr. Hershberg, our President and Chief Executive Officer, setting forth the terms of his employment, effective January 6, 2023.

The amended and restated employment letter for Dr. Hershberg provides for an annual base salary of $635,000, and an annual bonus with a target amount equal to 60% of Dr. Hershberg’s annual base salary. Under the employment letter for Dr. Hershberg, he will devote at least 70% of his working time to the Company. Additionally, under the employment letter, Dr. Hershberg is eligible to participate in all employee benefit plans and programs generally available to similarly situated employees of our company and is entitled to vacation benefits in accordance with our policies.

Regardless of the manner in which Dr. Hershberg’s employment terminates, he will be entitled to receive amounts previously earned during his term of employment, including unpaid salary and accrued but unused vacation. In addition, Dr. Hershberg will be entitled to certain severance benefits under his employment letter, subject to his execution of a release of claims, return of all company property, compliance with post-termination obligations and resignation from positions with us.

Dr. Hershberg’s employment letter provides for severance benefits for certain terminations that arise during and outside a change in control period (as defined below). Upon a termination without cause or resignation for good reason outside of a change in control period, Dr. Hershberg will be entitled to: (1) continuation of his base salary for 12 months (such applicable period, the “severance period”), (2) a lump sum equal to his target bonus for the year during which such termination occurs, prorated for the portion of the calendar year in which his termination occurs that has elapsed prior to such termination, plus any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, (3) payments of the COBRA premiums for his and his eligible dependents until the earliest of (a) the end of the severance period, (b) expiration of his eligibility for continuation coverage under COBRA, or (c) the date he becomes eligible for health insurance coverage in connection with his new employment, and (4) acceleration of the vesting of all outstanding equity awards that would have vested during the severance period (provided that any unvested restricted stock awards held by Dr. Hershberg and governed by the stock restriction agreement dated February 8, 2021 (the “Hershberg Founders’ Shares”) will be governed by his stock restriction agreement, as described below).

Upon a termination without cause or resignation for good reason that occurs within 24 months after a change in control (such applicable period, the “change in control period”), Dr. Hershberg will be entitled to all of the same severance benefits described above, except (1) the severance period is increased from 12 months to 18 months, (2) Dr. Hershberg will be entitled to a lump sum payment equal to his target bonus for the year during which such termination occurs, to the extent he is entitled to such bonus and if such bonus for the year during which such termination occurs, plus any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, and (3) all unvested and outstanding equity awards will become fully vested on the effective date of his release (provided that the Hershberg Founders’ Shares will be governed by the stock restriction agreement).

Additionally, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Dr. Hershberg than receiving the full amount of such payments.

For purposes of Dr. Hershberg’s employment letter:

•

“cause” means (1) his commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act, that has a demonstrable adverse impact on us or any successor or affiliate; (2) his conviction of, or plea of “guilty” or “no contest” to, a non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude; (3) any intentional, unauthorized use or disclosure by him of our confidential information or trade secrets; (4) his gross negligence, insubordination or material violation of any duty of loyalty to us or any successor or affiliate thereof, or any other demonstrable material misconduct on his part; (5) his ongoing and repeated failure or refusal to perform or neglect of his duties as required by the employment letter or comply with the reasonable and lawful instructions given by the board, which failure, refusal or neglect continues for 15 days following his receipt of written notice from the board of directors stating with specificity the nature of such failure, refusal or neglect (provided that it is understood that this clause (5) does not permit us to terminate Dr. Hershberg for cause solely because of his failure to meet specified performance objectives or achieve a specific result or outcome, or our dissatisfaction with the quality of services provided by him in the good faith performance of his duties to us); or (6) his willful, material breach of any material company policy or any material provision of the employment letter or his proprietary information and inventions assignment agreement; provided, that, in the case of clauses (4), (5) and (6), Dr. Hershberg shall receive written notice thereof and have an opportunity to remedy such breach.

•	“change in control” has the same meaning given to such term in our 2021 Equity Incentive Plan (the “2021 Plan”); and

•

“good reason” means any of the following without his written consent: (1) a material diminution in his authority, duties or responsibilities, including a requirement that he report to a corporate officer in lieu of the board; (2) a material diminution in his base compensation (and any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in his base compensation), unless such a reduction is imposed across-the-board to senior management; (3) a material change in the geographic location at which he must perform his duties

(and the parties acknowledge that a relocation of the geographic location at which he must perform his services to a location that increases his one-way commute from his residence by more than 50 miles from his principal place of employment prior to such relation will constitute a material change for purposes of this clause (3)); or (4) any other action or inaction that constitutes a material breach by us or any successor or affiliate of its obligations to his under the employment letter or his stock restriction agreement. Dr. Hershberg must provide written notice to us of the occurrence of any of the foregoing events or conditions without his written consent within 6 months of the occurrence of such event, and we will have 30 days to cure such event or condition after receipt of written notice from Dr. Hershberg. Dr. Hershberg’s resignation for good reason must occur within 30 days following the expiration of the 30-day cure period.

Amended and restated employment letters with Dr. Kohli and Mr. Socks

We entered into amended and restated employment letters with each of Dr. Kohli and Mr. Socks setting forth the terms of their employment as our Chief Operating Officer and Chief Business Officer, respectively, effective January 6, 2023.

The amended and restated employment letter for Dr. Kohli provides for an annual base salary of $500,000, and an annual bonus with a target amount equal to 50% of Dr. Kohli’s annual base salary. Under the amended and restated employment letter for Dr. Kohli, he will devote at least 70% of his working time to the Company. Additionally, Dr. Kohli is eligible to participate in all employee benefit plans and programs generally available to similarly situated employees of our company and is entitled to vacation benefits in accordance with our policies.

The amended and restated employment letter for Mr. Socks provides for an annual base salary of $477,000 (prorated based on the percentage of his working time to the Company), and an annual bonus with a target amount equal to 45% of Mr. Socks’s annual base salary. Under the amended and restated employment letter for Mr. Socks, he will devote at least 50% of his working time to our Company. Additionally, Mr. Socks is eligible to participate in all employee benefit plans and programs generally available to similarly situated employees of our Company and is entitled to vacation benefits in accordance with our policies.

Regardless of the manner in which each executive’s employment terminates, he will be entitled to receive amounts previously earned during his term of employment, including unpaid salary and accrued but unused vacation. In addition, each executive will be entitled to certain severance benefits under his employment letter, subject to execution of a release of claims, return of all company property, compliance with post-termination obligations and resignation from positions with us.

The amended and restated employment letters provide for severance benefits for certain terminations that arise during and outside a change in control period (as defined below). Upon a termination without cause or resignation for good reason outside of a change in control period, an executive will be entitled to: (1) continuation of his base salary for 9 months (such applicable period, the “severance period”), (2) a lump sum equal to his target bonus for the year during which such termination occurs, prorated for the portion of the calendar year in which his termination occurs that has elapsed prior to such termination, plus any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, (3) payments of the COBRA premiums for his and his eligible dependents until the earliest of (a) the end of the severance period, (b) expiration of his eligibility for continuation coverage under COBRA, or (c) the date he becomes eligible for health insurance coverage in connection with his new employment, and (4) acceleration of the vesting of all outstanding equity awards that would have vested during the severance period (provided that, with respect to Mr. Socks, any unvested restricted stock awards held by Mr. Socks and governed by the stock restriction agreement dated February 8, 2021 (the “Socks Founders’ Shares”) will be governed by his stock restriction agreement, as described below).

Upon a termination without cause or resignation for good reason that occurs 24 months after a change in control (the “change in control period”), an executive will be entitled to all of the same severance benefits described above, except (1) the severance period is increased from 9 months to 12 months, (2) the executive will be entitled to a lump sum payment equal to his target bonus for the year during which such termination occurs, to the extent he is entitled to such bonus and if such bonus for the year during which such termination occurs, plus any unpaid annual bonus for the calendar year prior to the year in which his termination occurs, to the extent he is entitled to such bonus and if such bonus has not already been paid, (3) all unvested and outstanding equity awards will become fully vested on the effective date of his release.

For purposes of the executives’ amended and restated employment letters, the terms “cause,” “change in control” and “good reason” generally have the same meanings as those described above for Dr. Hershberg’s amended and restated employment letter.

To the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

In addition, the amended and restated employment agreement for Mr. Socks provides that, if his employment terminates for any reason after December 31, 2023, other than a termination for cause or as a result of his death or following his disability, Mr. Socks will immediately become a consultant to us and there will be no break in service for purposes of his outstanding equity awards. If we do not enter into a consulting agreement with Mr. Socks and he experiences an interruption in service, such termination will be deemed a “qualifying termination” (as defined in Mr. Socks’s stock restriction agreement), and Mr. Socks will be entitled to full vesting of any unvested Socks Founders’ Shares. In addition, upon his death or following his disability, any unvested Socks Founders’ Shares will vest in full on the date of his termination.

Outstanding equity awards at fiscal year-end

The following table presents, for each of the named executive officers, information regarding outstanding equity awards held as of December 31, 2022.

	Grant date	Stock awards
		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Robert Hershberg, M.D., Ph.D.	2/8/21	315,844	(2)(3)	5,284,070
Aditya Kohli, Ph.D.	2/8/21	315,844	(3)(4)	5,284,070
David Socks	2/8/21	312,429	(2)(3)	5,226,937

(1)

The market value is calculated by multiplying the number of unvested restricted stock outstanding under the award by $16.73, which is the closing price of our common stock on December 30, 2022 (the last trading day of 2022).

(2)

Represents shares of restricted stock governed by the stock restriction agreement dated February 8, 2021 entered into by us with each of Dr. Hershberg and Mr. Socks. Pursuant to the stock restriction agreements, 194,365 shares were deemed vested as of February 8, 2021 and the remaining 583,097 shares were converted into unvested shares of restricted stock that vest in equal monthly installments over the 48 months thereafter ending on February 8, 2025, subject, in each case, to continued employment or status as a service provider.

(3)

100% of any unvested shares will automatically accelerate and vest upon (1) a termination of the executive’s employment or service by us without cause or by the executive for good reason, (2) our failure to engage the executive as a consultant in connection with any mutually agreed upon termination of his employment and, for Drs. Hershberg and Kohli, service as members of our board of directors, in each case, in a manner that ensures there is no break in the executive’s service to us for purposes of the award agreement, including any failure by us to execute the consulting agreement in the form attached to the award agreement prior to or concurrently with any such termination, and (3) the executive’s death or disability, in each case, subject to the executive’s continued employment or service through the date of such event.
(4)

On February 8, 2021, our Board granted Dr. Kohli 777,462 shares of restricted stock, with 194,365 shares immediately vested on the grant date and the remaining 583,097 shares vesting in equal monthly installments over the 48 months thereafter ending on February 8, 2025, subject, in each case, to Dr. Kohli’s continued employment or status as a service provider.

Other elements of compensation

Perquisites, health, welfare and retirement benefits

Our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case generally on same basis as all of our other employees. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. Our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Nonqualified deferred compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Severance and change in control benefits

Our executive officers may become entitled to certain benefits or enhanced benefits upon a qualifying termination of employment, including in connection with a change in control, pursuant to their employment letters. In addition, the stock restriction agreements with Dr. Hershberg and the David Socks Trust, and the restricted stock agreement with Dr. Kohli, each provide for accelerated vesting of all outstanding shares upon a qualifying termination. For additional discussion, please see “—Employment Letters with our executive officers” above.

Clawback Policy

While our named executive officers are subject to any recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act, we have not yet adopted a compensation recovery policy as required under the Dodd-Frank Act, although we intend to do so as required by the listing rules of the Nasdaq Stock Market when a compensation recovery policy is required.

Director compensation

Our non-employee director compensation program provides for annual retainer fees and/or long-term equity awards for our non-employee directors. Each non-employee director receives an annual retainer of $40,000. A non-employee director serving as the lead independent director, if applicable, receives an additional annual retainer of $20,000. Non-employee directors serving as the chairs of the audit, compensation and nominating and corporate governance committees receive additional annual retainers of $20,000, $12,000 and $8,000, respectively. Non-employee directors serving as members of the audit, compensation and nominating and corporate governance committees receive additional annual retainers of $10,000, $6,000 and $4,000, respectively.

In August 2022, each of Dr. Chu, Dr. Gerberding, Mr. Heron, Ms. Hilleman, Dr. Sepulveda, and Ms. Silbermann received options to purchase 25,000 shares of our common stock. The options vest on the first anniversary of the date of grant. New non-employee directors also receive initial grants of options to purchase 34,000 shares of our common stock upon election to the board of directors, which vest in equal monthly installments over the three years following the date of grant. Commencing with the 2023 annual meeting of our stockholders, each non-employee director will receive an annual grant of options to purchase 17,000 shares of our common stock, vesting on the first to occur of (i) the first anniversary of the grant date or (ii) the next occurring annual meeting of our stockholders. Vesting of equity awards is subject to the non-employee director continuing in service on our board of directors through the applicable vesting dates. Awards granted to our non-employee directors vest upon a termination of service by reason of death or disability and upon a change in control of our company (as defined in the 2022 Incentive Award Plan (the “2022 Plan”)).

Compensation under our non-employee director compensation program will be subject to the annual limits on non-employee director compensation set forth in our 2022 Plan. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time. Our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

The following table sets forth information for the year ended December 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2022. Dr. Hershberg, the Chairperson of the Board, who also serves as our President and Chief Executive Officer, and Dr. Kohli, a member of the Board, who also serves as our Chief Operating Officer do not receive any additional compensation for their board service and therefore are not included in the Director Compensation table below. All compensation paid to Drs. Hershberg and Kohli are reported above in the “Summary compensation table.”

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	All other compensation ($)	Total ($)
Shelley Chu, M.D., Ph.D.	26,667	231,705	—	258,372
Gary Dubin, M.D.(3)	—	—	—	—
Julie Gerberding, M.D. M.P.H.	30,667	231,705	—	262,372
Patrick Heron	38,667	231,705	—	270,372
Jeri Hilleman	44,000	231,705	—	275,705
Jaime Sepulveda, M.D., D.Sc., M.P.H.	29,333	231,705	—	261,038
Susan Silbermann(4)	41,333	231,705	—	273,038
Elise Wang(5)	—	—	—	—

(1)	Annual retainers and fees paid to our non-employee directors were prorated for the year ended December 31, 2022.
(2)

This column reflects the aggregate grant-date fair value of stock option awards granted during 2022 computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in Note 9 to our 2022 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 and filed on March 17, 2023. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon the vesting of the stock option awards awards or the sale of the Common Stock underlying such awards. As of December 31, 2022, Drs. Gerberding and Sepulveda and Mses. Hilleman and Silbermann each held 42,025 shares of restricted stock, and Drs. Chu, Gerberding and Sepulveda, Mr. Heron and Mses. Hilleman and Silbermann each held options to purchase 25,000 shares of the Company’s common stock.

(3)

Dr. Dubin serves on our board of directors as a designee of Takeda Vaccines, Inc. and does not receive compensation for his service on our board and did not hold any outstanding equity awards as of December 31, 2022.

(4)

Effective April 18, 2023, Ms. Silbermann resigned from our board of directors. In connection with her resignation, all of Ms. Silbermann’s outstanding and unvested stock options and restricted stock awards were forfeited.

(5)	Ms. Wang resigned from our board of directors immediately prior to the closing of our initial public offering in April 2022 and did not hold any outstanding equity awards as of December 31, 2022.

Equity compensation plan information

The following table summarizes securities available under our equity compensation plans as of December 31, 2022.

	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted average per share exercise price of outstanding options, warrants and rights	(C) Number of Securities remaining available under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders:
2022 Incentive Award Plan	961,274	$14.43	4,231,570
2021 Equity Incentive Plan	1,150,715	$7.43	—
2022 Employee Stock Purchase Plan	—	$—	398,014	(1)
Total equity compensation plans approved by security holders	2,111,989	$10.62	4,629,584
Equity compensation plans not approved by security holders	—	—	—

(1)

With respect to the 2022 Employee Stock Purchase Plan, includes 398,014 shares available for issuance under such plan as of December 31, 2022 (of which 4,420 shares were eligible for issuance pursuant to the offering period in effect on such date).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 (or, if less, 1% of the average of our total assets amounts as of December 31, 2022); and any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.”

The transactions below also include transactions of North Bridge V, Inc. and YamadaCo III, Inc. prior to the Merger (as defined below).

Convertible promissory note financings

Prior convertible promissory note financings with Frazier Life Sciences IX, L.P. and Frazier Life Sciences X, L.P.

In April 2019, YamadaCo III, Inc. entered into a convertible promissory note purchase agreement with Frazier Life Sciences IX, L.P. (FLS IX), as amended in October 2020, pursuant to which from April 2019 through September 2019 YamadaCo III issued and sold to FLS IX two convertible promissory notes and from March 2020 through October 2020, YamadaCo III issued and sold to Frazier Life Sciences X, L.P. (FLS X) two convertible promissory notes (collectively, the YamadaCo Notes), in the aggregate principal amount of approximately $1.3 million. On March 31, 2020, YamadaCo III, FLS IX and FLS X entered into a Securities Transfer Agreement (the YamadaCo Securities Transfer Agreement), pursuant to which the convertible promissory notes issued to FLS IX in 2019 were transferred to FLS X and FLS IX assigned all of its rights, remedies, obligations or liabilities under the convertible promissory note purchase agreement to FLS X. The YamadaCo Notes accrued interest at the issuance date applicable federal rate (2.52%, 1.85%, 1.50% and 0.14%, respectively) per annum, and were due and payable upon demand by FLS X 12 months from the date of transfer for the convertible promissory notes issued in 2019, and 12 months from the date of issuance for the convertible promissory notes issued in 2020, subject to earlier conversion or repayment in the event YamadaCo III completed an equity financing or a change of control.

In May 2019, North Bridge V, Inc. entered into a convertible promissory note purchase agreement FLS IX, pursuant to which in May 2019 North Bridge V issued and sold to FLS IX a convertible promissory note and from March 2020 through August 2020, North Bridge V issued and sold to FLS X two convertible promissory notes (collectively, the North Bridge Notes), in the aggregate principal amount of approximately $0.4 million. On March 31, 2020, North Bridge V, FLS IX and FLS X entered into a Securities Transfer Agreement (the North Bridge Securities Transfer Agreement), pursuant to which the convertible promissory notes issued to FLS IX in 2019 were transferred to FLS X and FLS IX assigned all of its rights, remedies, obligations or liabilities under the convertible note purchase agreement to FLS X. The North Bridge Notes accrued interest at the issuance date applicable federal rate (2.39%, 1.50% and 0.17%, respectively) per annum, and were due and payable upon demand by FLS X 12 months from the date of transfer for the convertible promissory note issued in 2019, and 12 months from the date of issuance for the convertible promissory notes issued in 2020, subject to earlier conversion or repayment in the event North Bridge completed an equity financing or a change of control.

In March 2020, we entered into a convertible promissory note purchase agreement with FLS X, pursuant to which in March 2020 we issued and sold to FLS X a convertible promissory note (the March 2020 HilleVax Note), in the principal amount of $0.5 million. The March 2020 HilleVax Note accrued interest at the issuance date applicable federal rate (1.50%) per annum, and was due and payable upon demand by FLS X 18 months from the date of issuance, subject to earlier conversion or repayment in the event we completed an equity financing or a change of control.

In April 2021, we entered into a convertible note purchase agreement with Frazier Life Sciences X, L.P. (FLS X), as amended in June 2021 and July 2021, pursuant to which from April 2021 through June 2021 we issued and sold to FLS X three convertible promissory notes (the April 2021 HilleVax Notes), in the principal amount of $1.75 million. Each of the April 2021 HilleVax Notes accrued interest at the issuance date applicable federal rate (0.12%) per annum, and were due and payable upon demand by FLS X 18 months from the date of issuance, subject to earlier conversion or repayment in the event we completed an equity financing or a change of control.

In July 2021, we entered into a convertible note purchase agreement with FLS X, pursuant to which in July 2021 we issued and sold to FLS X a convertible promissory note (the July 2021 HilleVax Note), in the principal amount of $4.5 million. The July 2021 HilleVax Note accrued interest at the issuance date applicable federal rate (0.12%) per annum, and was due and payable upon demand by FLS X 18 months from the date of issuance, subject to earlier conversion or repayment in the event we completed an equity financing or a change of control.

The YamadaCo Notes, the North Bridge Notes, the March 2020 HilleVax Note, the April 2021 HilleVax Notes and the July 2021 HilleVax Note, in the aggregate amount of approximately $8.5 million, including accrued interest thereon, were cancelled and exchanged for August 2021 Notes issued in the August 2021 convertible promissory note financing described below.

The general partner of FLS X is FHMLS X, L.P., and the general partner of FHMLS X, L.P. is FHMLS X, L.L.C. Patrick Heron, a member of our board of directors, is one of the managing members of FHMLS X, L.L.C.

2021 convertible promissory note financing

In August 2021, we entered into a note purchase agreement with certain investors (the Note Purchase Agreement), pursuant to which in August 2021 we issued and sold to such investors the August 2021 Notes, in the aggregate principal amount of approximately $139.5 million. The August 2021 Notes accrued interest at a rate of 6% per annum and become payable upon demand of the holders of at least a majority of the outstanding principal amount of the August 2021 Notes, including FLS X, one year from the date of issuance, subject to earlier conversion or repayment in the event we complete an equity financing or a change of control. Immediately prior to the completion of our initial public offering on May 3, 2022, the August 2021 Notes automatically converted into 10,672,138 shares of common stock, representing the outstanding principal and interest of the August 2021 Notes at the date of automatic conversion. We did not pay any interest on the August 2021 Notes to date. The participants in this August 2021 Note financing included the following 5% or greater stockholders and or entities affiliated with members of our board of directors.

Participants	Aggregate principal amount of notes
Frazier Life Sciences X, L.P.(1)	$35,772,111
Deerfield Private Design Fund V, L.P.(2)	$15,000,000
Entities affiliated with Lightspeed Venture Partners(3)	$10,000,000

(1)

Included (i) approximately $2.3 million of principal amount and accrued interest from the YamadaCo Notes, the North Bridge Notes and the March 2020 HilleVax Note, which converted into approximately $4.5 million principal amount of August 2021 Notes, (ii) approximately $6.3 million of principal amount and accrued interest from the April 2021 HilleVax Notes and the July 2021 HilleVax Note and (iii) $25.0 million of principal amount issued for cash consideration. The outstanding principal and unpaid accrued interest due on the Frazier August 2021 Notes automatically converted into an aggregate of 2.7 million shares of common stock immediately prior to the closing of our initial public offering on May 3, 2022. Patrick Heron, a member of our board of directors, is one of the managing members of FHMLS X, L.L.C, which is an affiliate of FLS X.

(2)

Elise Wang, was a member of our board of directors, and a Partner at the Public Structured Finance group at Deerfield at the time of our August 2021 convertible promissory note financing. The outstanding principal and unpaid accrued interested due on the Deerfield Private Design Fund V, L.P. August 2021 Notes

automatically converted into an aggregate of 1.1 million shares of common stock immediately prior to the closing of our initial public offering on May 3, 2022.
(3)

Represented notes acquired by Lightspeed Venture Partners Select IV, L.P., Lightspeed Frontier I-M L.P., Lightspeed Frontier I-E L.P. and Lightspeed Frontier I-N L.P. Shelley Chu, a member of our board of directors, was a Partner at Lightspeed Venture Partners at the time of our August 2021 convertible promissory note financing. The outstanding principal and unpaid accrued interest due on the Lightspeed Venture Partners August 2021 Notes automatically converted into an aggregate of 0.8 million shares of common stock immediately prior to the closing of our initial public offering on May 3, 2022.

The August 2021 Notes were subordinated to borrowings under our Loan and Security Agreement (Loan Agreement) with Hercules Capital, Inc.

Investor rights under the Note Purchase Agreement

Registration rights

The Note Purchase Agreement provides FLS X, Takeda, and all holders of the August 2021 Notes with specified registration rights relating to the registration of shares of common stock held by such entities, including shares of our common stock issuable upon conversion of the August 2021 Notes, shares of common stock held by FLS X and shares of our common stock (including shares issuable upon the exercise or conversion of any securities exercisable or convertible into shares of our common stock) held by Takeda.

The registration rights terminate upon the earlier of: (i) the closing of a qualified corporate transaction, as defined in the Note Purchase Agreement, (ii) five years after the closing of our initial public offering or (iii) with respect to a particular holder, such time at which such holder can sell all shares held by it in compliance with Rule 144 under the Securities Act.

Takeda agreements

License agreement and clinical manufacturing and supply agreement

On July 2, 2021, we and Takeda Vaccines, Inc., one of our 5% stockholders, entered into a license agreement (the Takeda License) and a clinical supply agreement. Pursuant to the Takeda License, Takeda granted us: (a) an exclusive, royalty-bearing, sublicensable (with Takeda’s reasonable consent) license under (1) certain patents and know-how relating to HIL-214 (formerly TAK-214), and owned or controlled by Takeda during the term of the Takeda License and (2) Takeda’s rights in intellectual property jointly created by the parties under the Takeda License (the Joint Intellectual Property), in each case, to commercialize for all human uses worldwide outside of Japan (the Territory) any pharmaceutical products (the Products) containing the HIL-214 compounds and any derivatives thereof to prevent or minimize disease and/or infections caused by norovirus (the Compounds), and (b) a worldwide, non-exclusive, sublicensable (with Takeda’s reasonable consent) license under such patents and know-how to develop and manufacture the Compounds and Products solely to: (1) exploit the Compounds and Products in the Territory, (2) perform certain development activities in Japan, and (3) supply the Product to Takeda pursuant to any clinical supply or commercial supply agreement. We granted Takeda: (a) a non-exclusive, fully paid-up, royalty-free, sublicensable license under our rights in any patents and know-how and our rights in the Joint Intellectual Property that are necessary or useful to enable Takeda to develop and manufacture the Compounds and Products anywhere in the world for the purposes of commercialization of the Products in Japan, (b) an exclusive, royalty-bearing, sublicensable license under such patents and know-how to (1) commercialize Products in Japan and (2) commercialize Products for purposes other than for use in humans, and (c) an exclusive, sublicensable license to use Product trademarks solely for commercialization of a Product for human uses in Japan. Certain rights granted to us under the Takeda License are subject to rights granted by Takeda to the United States government pursuant to sponsored research, clinical development and material transfer agreements.

If, other than due to force majeure or our failure to perform our obligations under the Takeda License, Takeda fails to pursue regulatory or commercialization activities by specified deadlines, and does not dispute such failure or initiate such activities by a specified deadline, then the Territory may be expanded to include Japan (i.e., worldwide). During the term of the Takeda License, neither party is permitted to commercialize any vaccine product (other than the Product) that includes norovirus virus-like particles and is being developed for or is approved for the prevention or minimization of symptoms caused by norovirus infections without the other party’s prior written consent. We will be responsible, at our cost, for the development, manufacture and commercialization of the Product in the Territory. We are obligated to use commercially reasonable efforts to develop and commercialize the Product in the Territory, and to seek regulatory approval for the Product throughout the world.

We paid Takeda upfront consideration consisting of 840,500 shares of common stock and a warrant to purchase 5,883,500 shares of common stock (the Takeda Warrant). We further agreed that, in the event that Takeda’s fully-diluted ownership, including the Takeda Warrant, represents less a certain specified percentage of our fully-diluted capitalization, including shares issuable upon conversion of outstanding convertible promissory notes, calculated immediately prior to the closing of our initial public offering, we would issue an additional warrant to purchase shares of common stock such that Takeda would hold a certain specified percentage of the fully-diluted capitalization immediately before the closing of the initial public offering (the Takeda Warrant Right). The Takeda Warrant was fully exercised in November 2022. The Takeda Warrant Right expired without effect since no fair value had been allocated to it upon completion of our initial public offering, and no additional warrant was issued. We also paid Takeda a cash payment of $2.5 million upon the consummation of our convertible promissory note financing in August 2021 and paid Takeda $2.5 million in March 2022 upon release of certain drug products and completion of certain regulatory activities. We are required to make to Takeda a one-time payment of $7.5 million upon achievement of a specified development milestone and one-time commercial milestone payments of up to $150.0 million in the aggregate if certain annual sales targets for Products are met in the Territory. We agreed to pay Takeda tiered high-single digit to low-teen percentage royalties on net sales of Products in the Territory, subject to specified offsets and reductions, and Takeda agreed to pay us tiered mid-single digit to low-double digit percentage royalties on net sales of Products in Japan, subject to specified offsets and reductions. Royalties will be payable, on a Product-by-Product and country-by-country basis beginning on the first commercial sale of such Product in such country, until the later of (i) the expiration of the licensed patents covering the applicable Product, (ii) the expiration of regulatory exclusivity in such country, or (iii) 20 years following the first commercial sale of such Product in such country.

Absent early termination, the Takeda License expires on a country-by-country and Product-by-Product basis upon the expiration of the applicable royalty term with respect to each Product in each country, as applicable, or in its entirety upon the expiration of the royalty term with respect to the last Product commercialized in the last country. We may terminate the Takeda License in its entirety without cause upon six months’ prior written notice. We and Takeda may terminate the Takeda License in the case of the other party’s insolvency, or upon prior written notice within a specified time period for the other party’s material uncured breach. Takeda may terminate the Takeda License in its entirety if we challenge the licensed patents, or if we assist any third party in challenging such patents. Upon termination of the Takeda License, Takeda will have an exclusive, transferable, fully paid-up, royalty-free, sublicensable license under the patents and know-how we license to Takeda under the Takeda License and our rights in the Joint Intellectual Property to exploit the Product in the terminated countries.

Transitional services agreement

On December 17, 2021, we and Takeda entered into a Transitional Services Agreement (the TSA). During 2022, we incurred $2.4 million of research and development expenses for Takeda’s services, $0.3 million of which were unpaid as of December 31, 2022.

Merger

Initial founder equity issuances

On February 8, 2021, we entered into stock restriction agreements with each of Dr. Hershberg and Mr. Socks providing for vesting and a company right to repurchase the unvested shares held by Dr. Hershberg and Mr. Socks upon the occurrence of certain events.

For more information regarding these stock issuances to Dr. Hershberg and Mr. Socks, see the section in this herein entitled “Executive and Director Compensation.”

Merger agreement

On February 8, 2021, YamadaCo III and North Bridge V merged with and into our company, with our company surviving the merger (the Merger). Immediately prior to the Merger, we effected a 943.8776-for-1 forward stock split for each outstanding share of our common stock. Effective upon the closing of the Merger, each issued and outstanding share of YamadaCo III and North Bridge V was converted into 943.8776 shares of our common stock.

Additional equity issuances

Following the Merger, on February 8, 2021, we issued and sold to FLS X 1,606,815 shares of our common stock at a purchase price of $0.0006303 per share.

Participation in our Initial Public Offering

Upon the closing of our initial public offering in May 2022, (i) Frazier Life Sciences X, L.P. and its affiliates purchased 2,352,941 shares of our common stock; and (ii) Deerfield Management Company and its affiliates purchased 1,470,588 shares of our common stock, in each case, at the public offering price of $17.00 per share.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts. incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 (or, if less, 1% of the average of our total assets amounts as of December 31, 2022), and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2024, including nominations of any person for election to our board of directors, must be received by us no later than December 30, 2023, which is 120 days prior to the one-year anniversary of the mailing date of the proxy statement for the 2023 annual meeting, in order to be included in our proxy statement and form of proxy card relating to that meeting, unless the date of the 2024 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2023 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC in Rule 14a-8 of the Exchange Act for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of any person for election to our board of directors not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice that meets the requirements set forth in our amended and restated bylaws must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 annual meeting of stockholders, such a proposal must be received by us no earlier than February 8, 2024, and no later than March 9, 2024. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the later of the close of business on the 90th calendar day prior to such annual meeting and the close of business on the tenth day following the day on which public disclosure of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2024 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024, which is 60 days prior to the one-year anniversary of the date of the 2023 annual meeting. We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2022, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to HilleVax, Inc., 75 State Street, Suite 100—#9995, Boston, Massachusetts 02109, Attention: Corporate Secretary. The Company makes available free of charge on its website all of its filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. These materials can be found at www.hillevax.com in the “Investors & Media” section. Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to HilleVax, Inc., 75 State Street, Suite 100—#9995, Boston, Massachusetts 02109, Attention: Corporate Secretary or by calling (617) 213-5054. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other intermediary or sending a written request to HilleVax, Inc. at the address above or by calling (617) 213-5054.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to vote via the Internet, by telephone or to complete, sign and return a completed proxy card as soon as possible.

By Order of the Board of Directors,

/s/ Robert Hershberg, M.D., Ph.D.

Robert Hershberg, M.D., Ph.D,

Chairman, President and Chief Executive Officer

Boston, Massachusetts

April 28, 2023

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/HLVX
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-855-635-6593
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate by 5:00 p.m. Eastern Time on June 6, 2023 at www.proxydocs.com/HLVX

HilleVax, Inc.
Annual Meeting of Stockholders

For Stockholders of record as of April 12, 2023

TIME:	Wednesday, June 7, 2023 11:30 AM, Eastern Time
PLACE:	Annual Meeting to be held live via the Internet -
please visit www.proxydocs.com/HLVX for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert Hershberg, M.D., Ph.D. and Paul Bavier (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of HilleVax, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

HilleVax, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	To elect two directors to serve as Class I directors for a three-year term to expire at the 2026 annual meeting of stockholders.
		FOR	WITHHOLD
	1.01 Shelley Chu, M.D., Ph.D.				FOR

	1.02 Julie Gerberding, M.D., M.P.H.				FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.				FOR

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You must register to attend the meeting online and/or participate by 5:00 p.m. Eastern Time on June 6, 2023 at www.proxydocs.com/HLVX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date